Exhibit 5.1

DESCRIPTION OF SECURITIES

Clever Leaves Holdings Inc. (“the Company,” “we,” “our,” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares without par value and warrants to acquire our common shares.

The following description of the material terms of our share capital includes a summary of certain provisions of our amended and restated articles (the “Articles”) and the Business Corporations Act (British Columbia) (the “BCA”). This description is qualified by reference to our Articles which are incorporated by reference as an exhibit to this annual report on Form 10-K.

Share Capital
Our authorized share capital consists of an unlimited number of common shares without par value, an unlimited number of our non-voting common shares without par value and an unlimited number of preferred shares without par value.
Under our Articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote. Under our Articles, the non-voting common shares are entitled to receive notice of, and to attend all meetings of shareholders, however, the non-voting common shares shall not have any voting rights, except for any vote on special resolutions and exceptional resolutions. Under the BCA, a special resolution is a resolution on matters either as expressly set forth in our Articles or as otherwise required under the BCA passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution or signed by all shareholders entitled to vote on such resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the company (including, but not limited to, the winding up, dissolution or liquidation of the company, a plan of arrangement with shareholders and the removal of a director before the expiry of his or her term). An exceptional resolution is a resolution passed by a specified threshold of votes, which must be established in a corporation’s articles, in excess of a special resolution. Although, under British Columbia corporate law, a corporation may specify in its articles that certain corporate actions cannot be completed unless approved by an exceptional resolution, our Articles currently do not require any matters to be passed by way of exceptional resolution. Each non-voting common share entitles its holder to one vote (voting together with common shares as a single class on an as-converted basis) with respect to all special resolutions and exceptional resolutions (except where only holders of another specified class of shares are entitled to vote pursuant to the provisions of our Articles or the BCA). Under our Articles, our board of directors has the authority to issue one or more series of preferred shares, with such special conditions to be created, defined and attached to such series by our directors.

Dividend Rights
Under the BCA, a corporation may pay a dividend out of profits, capital or otherwise: (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.
Holders of common shares and non-voting common shares will be entitled to receive dividends when, as and if declared by our board of directors at its discretion out of funds legally available for that purpose, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Under our Articles, a resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid up shares, bonds, debentures or other securities, or in any one or more of those ways, and if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they think expedient, and, in particular, may set the value for distribution of specific assets or determine that cash payments in substitution for specific assets may be made to any shareholder. The holders of the non-voting common shares will be entitled to receive such dividends as may be granted to holders of the common shares in any financial year as our board of directors may by resolution determine. All dividends which our board of directors may declare on the common shares and the non-voting common shares shall be declared and paid on a pari passu basis on all common shares and non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) at the time outstanding.
Subject to the special rights and restrictions attached to the preferred shares, the holders of common shares and non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) shall receive, on a pari passu basis, our remaining property upon dissolution.
The non-voting common shares (on an as-converted basis, assuming conversion of all non-voting common shares) will participate on a pari passu basis with the common shares, without preference or distinction, in our remaining property and assets.
Except as otherwise disclosed in the section titled “[Material Canadian Federal Income Tax Considerations]” in our annual report on Form 10-K, there is no Canadian law applicable to us that affects the remittance of dividends, interest and other payments by us to nonresident holders of our securities.

Preemptive Rights
There are no preemptive rights relating to common shares or non-voting common shares.

Conversion
Under our Articles, each non-voting common share is convertible, without the payment of additional consideration, at the option of the holder, into one fully paid and non-assessable common share (subject to adjustments for any subdivisions or consolidations of common shares).
Our Articles provide that we shall not effect any conversion of non-voting common shares, and a holder of non-voting common shares shall not have the right to convert any of its non-voting common shares, if, after giving effect to such conversion, such holder (together with its Attribution Parties (as defined below)), would beneficially own a number of common shares in excess of 9.99% of the number of common shares issued and outstanding (the “Beneficial Ownership Limit”). For the purposes hereof, “Attribution Parties” means, with respect to a holder of non-voting common shares, its affiliates (within the meaning of Rule 144(a) under the Securities Act) and any other persons whose beneficial ownership of the common shares would be aggregated with that of such holder, including any “group” of which such holder is a member, for the purposes of, and as determined in accordance with, Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The determination of whether the conversion of non-voting common shares into common shares is permitted pursuant to our Articles will be made by the registered holder of such non-voting common shares in such registered holder’s sole discretion, and we have no obligation to verify or confirm the accuracy of such determination.
If, at any time while non-voting common shares are outstanding, we complete a Merger Event (as defined in our Articles), we shall ensure that the terms of such Merger Event provide for the payment or distribution to each holder of outstanding non-voting common shares, the same amount of the proceeds of such Merger Event, in the same form and at the same time, as the amount of proceeds such holder would have received had such holder converted such non-voting common shares into common shares (pursuant to the terms of our Articles) immediately prior to the consummation of such Merger Event. However, if the proceeds to be paid to such holder would result in such holder, together with its Attribution Parties (if any), beneficially owning more than 9.99% of the issued and outstanding shares of a class of voting securities registered under Section 12 of the Exchange Act (“Registered Shares”), we shall use reasonable efforts to ensure that such holder is distributed convertible non-voting shares of the applicable issuer with conversion terms analogous to those set forth in our Articles with respect to the non-voting common shares in lieu of such number of such Registered Shares as necessary for such holder, together with its Attribution Parties (if any), to beneficially own a number of Registered Shares equal to, or as close thereto as possible without exceeding, 9.99% of the issued and outstanding Registered Shares. We will not be required to take any such actions if the board of directors determines in good faith that such actions could reasonably be expected to be detrimental to our negotiations with respect to a proposed Merger Event.
If a registered holder of non-voting common shares at any time determines in its sole discretion that such holder, together with its Attribution Parties (if any), beneficially owns less than 8.99% of the number of common shares issued and outstanding, such holder shall promptly submit a notice of conversion requesting conversion of a number of non-voting common shares into common shares so that, following such conversion, such holder, together with its Attribution Parties (if any), will beneficially own that whole number of common shares equal to, or as close thereto as possible without exceeding, the Beneficial Ownership Limitation.
Upon our written request (including by electronic mail), a holder of non-voting common shares is required to promptly confirm to us in writing (including by electronic mail) the number of common shares that such holder, together with its Attribution Parties (if any), beneficially owns (the “Confirmation Notice”); provided that we shall not make such request more than once in any 30-day period. If the Confirmation Notice discloses that such holder, together with its Attribution Parties (if any), beneficially owns less than 8.99% of the number of common shares issued and outstanding, and such holder has not submitted a notice of conversion described in the preceding paragraph, we are permitted to rely on such Confirmation Notice and convert the non-voting common shares as if we had received a notice of conversion from the holder.
Except as resulting from a Merger Event, if any reorganization, recapitalization, reclassification, arrangement or similar transaction occurs involving us in which the common shares, but not the non-voting common shares, are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, arrangement or similar transaction, each non-voting common share shall be convertible (in lieu of the common shares into which it was convertible before such event) into the kind and amount of securities, cash or other property that a holder of the number of common shares issuable upon conversion of one non-voting common share immediately before such reorganization, recapitalization, reclassification, arrangement or similar transaction would have been entitled to receive under such transaction. In such case, appropriate adjustment (as determined in good faith by our board of directors) shall be made with respect to the rights and interests of the holders of non-voting common shares, including with respect to changes in and other adjustments to the conversion ratio, in relation to any securities or other property deliverable upon the conversion of the non-voting common shares. These procedures do not apply with respect to a Merger Event, except to the extent necessary to ensure that each holder of non-voting common shares outstanding immediately prior to the consummation of such Merger Event receives the same amount of proceeds for each common share that would be issuable upon conversion of such holder’s non-voting common shares based on the conversion ratio (without taking into account the Beneficial Ownership Limit) as each outstanding common share.

Amendment of Notice of Articles and Articles and Alteration of Share Capital
Under the BCA, we may amend our Articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in our Articles, or (3) if our Articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. Our Articles provide that alterations to its authorized share structure or a change in our name by an alteration to our Notice of Articles may be passed by ordinary resolution. Furthermore, our Articles state that, if the BCA does not specify the type of resolution required for an alteration, and if our Articles do not specify a type of resolution, we may resolve to alter our Articles by ordinary resolution, which requires a majority of shareholder votes cast in order to pass.

Dissent Rights
Under the BCA, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction. The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Annual Meetings
Our Articles provide that, unless an annual general meeting is deferred or waived in accordance with the BCA, we must hold our first annual general meeting within 18 months after the date on which we were incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors (including a place or location that is entirely virtual such that the annual general meeting is held electronically without a physical location).

Board and Shareholder Ability to Call Special Meetings
Our Articles provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Shareholder Meeting Quorum
Our Articles provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the outstanding shares entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.

Voting Rights
Under the BCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCA and our Articles, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. Our Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.
There are no limitations on the right of nonresident or foreign owners to hold or vote our securities imposed by Canadian law or by our Articles or other constituent document.

Shareholder Action by Written Consent
Under the BCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66.2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of our Articles, relating to meetings of shareholders.

Inspection of Corporate Records
We must keep at our records office, or at such other place as the BCA may permit, the documents, copies, registers, minutes and other records which we are required by the BCA to keep at such places. We must keep or cause to be kept proper books of account and accounting records in respect of all of our financial and other transactions and in compliance with the provisions of the BCA. Under the BCA, any director or shareholder may, without charge, inspect certain of our records at our records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, a public company must allow all persons to inspect certain records of the company free of charge. As permitted by the BCA, our Articles prohibit shareholders from inspecting any of our accounting records, unless the directors determine otherwise.

Election and Appointment of Directors
Our Articles do not provide for the board of directors to be divided into classes.
At any general meeting at which directors are to be elected, a separate vote of shareholders entitled to vote shall be taken with respect to each candidate nominated for director. Pursuant to our Articles, any casual vacancy occurring on the board of directors may be filled by the remaining directors. If we have fewer directors in office than the number set by our Articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If we have no directors or fewer directors in office than the number set by our Articles as the necessary quorum for the directors, the shareholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board. Pursuant to our Articles, our directors may appoint one or more additional directors, but the number of additional directors shall not exceed one third the number of the first directors and thereafter, not more than one third the number of directors who were elected or appointed between the two preceding annual general meetings. The filling of a casual vacancy by our directors shall not be counted against such cap.

Removal of Directors
Pursuant to our Articles, our shareholders that are entitled to vote may remove any director before the expiration of his or her term of office by special resolution, which requires a special majority requirement of two-thirds of the votes cast in favor of the resolution. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the shareholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the shareholders by ordinary resolution may appoint an additional director to fill that vacancy.
Our directors may remove a director before the expiration of his or her period of office if the director is convicted of an indictable offence or otherwise ceases to qualify as a director and the directors may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors
A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations
Pursuant to our Articles, shareholders of record entitled to vote will nominate persons for election to our board of directors only by providing proper notice to our CFO. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting, however for special meetings of shareholders or in the event that the annual meeting of shareholders is held on a date that is less than 50 days after the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the date such meeting notice is made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the board of directors, a certification signed by each nominee consenting to being named in the proxy circular as a nominee and that such nominee intends to serve as a director for the full term if so elected, disclose about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote our shares and any other information we may reasonably require to determine the eligibility of the nominee to serve as a director.

Approval of Certain Transactions
Under the BCA, certain corporate actions, such as: (1) amalgamations (other than with certain affiliated corporations); (2) continuances; (3) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (4) reductions of paid-up capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests) that does not render the articles or notice of articles incorrect; and (5) other actions such as liquidations or arrangements, are required to be approved by “special resolution.” A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.
In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers
Under the BCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.
A director is not liable under the BCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.
In connection with the closing (the “Closing”) of the business combination (the “Business Combination”) between Clever Leaves International Inc., a company organized under the laws of British Columbia, Canada, and Schultze Special Purpose Acquisition Corp., a Delaware corporation (“SAMA”), we approved a form of indemnity agreement for our directors and officers.

Derivative and Other Suits
Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in our name and on our behalf, or to intervene in an existing action to which we are a party, for the purpose of prosecuting or defending an action on our behalf.
The court may grant leave if: (1) the complainant has made reasonable efforts to cause our directors to prosecute or defend the action; (2) notice of the application for leave has been given to us and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in our best interests for the action to be brought, prosecuted or defended.
Under the BCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCA, a court may order a company or its subsidiary to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.
The BCA’s oppression remedy enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that our affairs are being conducted in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.
The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Exclusive Forum
Our Articles provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Supreme Court of the Province of British Columbia, Canada will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or shareholders to us or our shareholders, any action asserting a claim arising pursuant to the BCA or our Articles, and any action asserting a claim related to the relationships among us, our affiliates and their respective shareholders, directors or officers. The exclusive U.S. federal forum provision in our Articles requires claims arising under the Securities Act to be brought in U.S. federal court. Pursuant to the Exchange Act, U.S. federal courts have exclusive jurisdiction for claims arising under the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder. The exclusive British Columbia forum provision in our Articles would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws under the Securities Act or the Exchange Act from being raised in a U.S. federal court. The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of the Province of British Columbia, Canada. There is uncertainty whether a U.S. court would enforce the exclusive British Columbia forum provision in our Articles.

If any such action or proceeding is filed in a Court other than the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to the personal jurisdiction of the Supreme Court of the Province of British Columbia, Canada and the appellate courts therefrom, in connection with any action or proceeding brought in any such court to enforce the preceding sentence and having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

Warrants
In connection with the Closing of on December 18, 2020, we entered into an assignment, assumption and amendment agreement (the “Warrant Amendment”) with respect to the warrant agreement, dated as of December 10, 2018 (the “Warrant Agreement”), between SAMA and Continental Stock Transfer & Trust Company (“Continental”) with SAMA and Continental, as warrant agent, pursuant to which, as of the Merger Effective Time, (a) each SAMA warrant that was outstanding immediately prior to the Merger Effective Time no longer represents a right to acquire one share of SAMA common stock and instead represents the right to acquire one common share under the same terms as set forth in the Warrant Agreement, and (b) SAMA assigned to us all of SAMA’s right, title and interest in and to the Warrant Agreement and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of SAMA’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time. As of December 18, 2020, there were 17,900,000 warrants to acquire our common shares issued and outstanding.

Exercise of warrants
The warrants become exercisable 30 days after the Closing and will expire on December 18, 2025 (the fifth anniversary of the Closing), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the common shares issuable upon exercise of the public warrants is not effective within 90 days following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of common shares for the five trading days ending on the trading day prior to the date of exercise. Under the terms of the Warrant Agreement (as amended by the Warrant Amendment), we agreed that, as soon as practicable after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the common shares issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement until the expiration of the warrants.

Redemption of warrants
Once the warrants become exercisable, we may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant,
• at any time during the exercise period;
• upon not less than 30 days’ prior written notice of redemption to each warrant holder;
• if, and only if, the reported last sale price of common shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and
• if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.
The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of common shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Adjustments
The exercise price and number of common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Amendments to terms of warrants
The warrants were issued in registered form under the Warrant Agreement (as amended by the Warrant Amendment). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

Private placement warrants
The private placement warrants are identical to the public warrants, except that, if held by the original holder or their permitted assigns, they (i) may be exercised on a cashless basis and (ii) are not subject to redemption.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Other terms
Warrant holders will not have the rights or privileges of holders of common shares and any voting rights until they exercise their warrants and receive common shares.
No fractional shares will be issued upon exercise of the warrants. If, by reason of any adjustment made pursuant to the Warrant Agreement, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of common shares to be issued to the warrant holder.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the common shares outstanding.
Any common share issued upon the exercise of a warrant may be issued by us in uncertificated or book-entry form.

Listing of Securities
Our common shares and warrants are listed on the Nasdaq Capital Market under the symbols “CLVR” and “CLVRW”, respectively.

Transfer Agent, Registrar and Warrant Agent
As of the date of this annual report on Form 10-K, a central securities register of holders of our common shares and non-voting common shares is maintained by Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561 (or any successor transfer agent appointment by us), who serves as the transfer agent for all classes of our equity securities. Continental also serves as the warrant agent with respect to our warrants.

Registration Rights
Investors’ Rights Agreement
In connection with, and as a condition to the consummation of, the Business Combination, we entered into the Investors’ Rights Agreement with certain SAMA stockholders. Pursuant to the terms of the Investors’ Rights Agreement, such SAMA stockholders have demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. For further details see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investors’ Rights Agreement.”

Warrant Agreement
Pursuant to the Warrant Agreement that was assumed by us in connection with the Business Combination, we are required, as soon as practicable after the Closing, to use our best efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. We are also required to use our best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 90 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Subscription Agreements
Pursuant to the terms of the subscription agreements (the “Subscription Agreements”) with certain investors (the “Subscribers”) entered into in connection with the Business Combination, if the common shares issuable to the Subscribers in exchange for their shares of SAMA common stock (the “PIPE Shares”) are not registered in connection with the Business Combination, we will be required, within 30 days after the Closing, to file a resale registration statement (the “Resale Registration Statement”) covering the resale of the PIPE Shares received by the Subscribers in connection with the Business Combination. We will also be required to use our commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days (or 45 days if the SEC notifies us that it will not review the Resale Registration Statement) after the Closing; provided, however, that the Company’s obligations to include the PIPE Shares held by a Subscriber in the Resale Registration Statement will be contingent upon the respective Subscriber furnishing in writing, to the Company, such information regarding the Subscriber, the securities of the Company held by such Subscriber and the intended method of disposition of the shares, as shall be reasonably requested by the Company to effect the registration of such shares, and will execute such documents in connection with such registration, as the Company may reasonably request, which will be what is customary of a selling stockholder in similar situations.
The Company is also required to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective and to maintain the effectiveness of the Resale Registration Statement until the earliest of (a) the date on which all of the PIPE Shares may be sold without restriction under Rule 144, (b) the date on which the Subscribers cease to hold any PIPE Shares acquired pursuant to the Business Combination, and (c) the second anniversary of the Closing; provided that the period under this clause (c) may be extended by the same number of days that the Resale Registration Statement is entitled to be suspended under the Subscription Agreements.
The Company is entitled to delay, postpone or suspend the effectiveness of the Resale Registration Statement if an event has occurred that the board of directors reasonably believes would require additional disclosure by the Company in the Resale Registration Statement of material non-public information. However, the Company may not delay or suspend the Resale Registration Statement on more than two occasions in any 12-month period or for more than 60 consecutive days, or more than 90 total days, in each case during any 12-month period.

Transfer Restrictions
Transfer Restrictions under the Plan of Arrangement
Pursuant to the Canadian plan of arrangement forming a part of the Business Combination, our common shares and non-voting common shares received by the Clever Leaves shareholders in connection with the Business Combination are subject to certain lock-up arrangements ending one year following the closing date of the Business Combination (the “Closing Date”), with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Transfer Restrictions under the Stock Escrow Agreement
In connection with the Closing of the Business Combination, on December 18, 2020, the parties amended the terms of the Stock Escrow Agreement, dated as of December 10, 2018, by and among SAMA, Schultze Special Purpose Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), certain former SAMA stockholders named therein and Continental, as the escrow agent (the “Escrow Agreement Amendment”). Pursuant to the Escrow Agreement Amendment, immediately prior to the Closing, the Sponsor forfeited 941,156 shares of SAMA common stock, which were cancelled. The Escrow Agreement Amendment provides that the 2,308,844 common shares issued to the Sponsor and the independent directors of SAMA as part of the Business Combination in exchange for their shares of SAMA common stock will be released from escrow to the Sponsor and the independent SAMA directors as follows: (i) 1,168,421 common shares will be released to the Sponsor (and 60,000 of such shares will be released to the former independent SAMA directors) at the earlier of: (x) one year following the Closing or (y) commencing after the 180th day after the Closing, the date on which the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period; (ii) 570,212 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the second anniversary of the Closing; and (iii) 570,211 common shares will be released to the Sponsor if the closing price of our common shares on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30 trading day period on or before the fourth anniversary of the Closing.

Transfer Restrictions under the Transaction Support Agreement
Pursuant to the Transaction Support Agreement, dated as of July 25, 2020, as amended, , by and among the Company, SAMA, Clever Leaves and the Sponsor, our securities received by the Sponsor in connection with the Business Combination are subject to certain lock-up and forfeiture arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Transfer Restrictions under the Shareholder Support Agreements
Pursuant to the Shareholder Support Agreements by and among the Company, SAMA and certain Clever Leaves shareholders executed in connection with the Business Combination, our common shares received by the Key Clever Leaves Shareholders in connection with the Business Combination will be subject to certain lock-up arrangements commencing on the Effective Date and ending one year following the Closing Date, with such restriction on sales and transfers to terminate early if following the 180th day after the Closing Date, the closing trading price of our common shares equals or is greater than $12.50 for any 20 out of any 30 consecutive trading days.

Transfer Restrictions under the Share Repurchase Agreements
Pursuant to certain subscription and share repurchase agreements, a number of common shares owned by certain officers of Clever Leaves are subject to certain vesting conditions, failing which, such common shares will be repurchased by us and cancelled.

Transfer Restrictions under the Subscription Agreements
Pursuant to the Subscription Agreements, our common shares received by the Subscribers in connection with the Business Combination are subject to certain lock-up arrangements commencing on the Closing Date and ending 45 days following the Closing Date.

Transfer Restrictions under our Articles
Pursuant to our Articles, no holder of non-voting common shares may transfer any of the non-voting common shares, except pursuant to a Merger Event (as defined in our Articles).

Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
• one percent (1%) of the total number of common shares then issued and outstanding; or
• the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
• the issuer of the securities that was formerly a shell company has ceased to be a shell company;
• the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
• the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
• at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.